Exhibit 10.20

November 13, 2008

Mark McCamish

[***]

[***]

Re: Retention Bonuses

Dear Mark:

We view your contributions as an officer of Facet Biotech Corporation (“Facet”) as important to our long-term success.  Acknowledging this, we would like to summarize the retention bonuses we are offering you in connection with our offer of employment to you.

Retention Bonuses

Subject to your acceptance of employment with Facet and continued employment in good standing through the applicable bonus dates (each, a “Bonus Date”) and the terms and conditions of this letter agreement (this “Letter Agreement”), you will earn, and Facet will pay you, the “Retention Bonuses” set forth below:

•                  January 31, 2009 - $25,000

•                  June 30, 2009 - $69,000

•                  December 31, 2009 - $92,000

Subject to the terms and conditions of this Letter Agreement, each Retention Bonus would be paid with the next regular paycheck following the applicable Bonus Date.

Notwithstanding the foregoing or anything else in this Letter Agreement, if prior to a Bonus Date Facet terminates your employment without “Cause” (as that term is defined in Facet’s Retention and Severance Plan (the “RSP”)), then on the date of such employment termination you would, subject to the last sentence in this paragraph, earn a prorated amount of the portion of any Retention Bonuses that you otherwise would have earned.  The foregoing proration would be based on the number of months between December 1, 2008 and such termination date, rounded up to the nearest whole month.  Any portion of your Retention Bonuses that would be payable pursuant to this paragraph would be earned provided that you sign, and do not revoke, Facet’s form of release agreement (“Release Agreement”), and we would pay such portion of your Retention Bonus promptly after the effective date of your Release Agreement and in any event, provided that your Release Agreement has become effective, within 60 days after your termination date.

Notwithstanding the terms of the RSP or the preceding paragraph, should your employment be terminated without Cause in connection with or following a “Change in Control” (as that term is defined in and determined under the RSP) and provided you sign, and do not revoke, the Release Agreement, we would pay you the full amount of your Retention Bonuses that you have not yet earned promptly after the effective date of your Release Agreement and, in any event, provided that your Release Agreement has become effective, within 60 days of the date of your employment termination.

If Facet terminates your employment for Cause or you voluntarily terminate your employment, then you would not receive any portion of your Retention Bonuses that you have not earned.

You agree that none of your Retention Bonuses would be “grossed up” and will be subject to all applicable payroll withholdings and deductions.

Additional Provisions

Notwithstanding anything contained in this Letter Agreement to the contrary, no amount payable pursuant to this Letter Agreement on account of your termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”) will be paid unless and until you have incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, if you are a “specified employee” within the meaning of the Section 409A Regulations as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service will paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service.  All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

Facet intends that income provided to you pursuant to this Letter Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code.  The provisions of this Letter Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  However, Facet does not guarantee any particular tax effect for income provided to you pursuant to this letter.  In any event, except for Facet’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, Facet will not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Letter Agreement.

Except as otherwise provided in this Letter Agreement, all of the other terms and conditions of your employment relationship with Facet will continue to apply.  This Letter Agreement is not intended change the “at will” nature of your employment with

Facet.  You would continue to be free to resign at any time, just as Facet would be free to terminate your employment at any time, with or without cause.

The terms of this Letter Agreement, when accepted by you, supersede, with the exception of the RSP, all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Letter Agreement.

I would like to thank you for your many contributions to our biotechnology operations and for your continued support and dedication to Facet.

To indicate your acceptance of the terms of this Letter Agreement, please sign and date this Letter Agreement in the space provided below and return it to Gwen Carscadden, Human Resources Department, by December 5, 2008.

Sincerely,

/s/ Faheem Hasnain

Faheem Hasnain
President and Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Mark McCamish
Mark McCamish

February 13, 2009
Date